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                                                                      Exhibit 12



         THE PEOPLES GAS LIGHT AND COKE COMPANY AND SUBSIDIARY COMPANIES
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        STATEMENT RE:  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                             (Dollars in Thousands)




                                                        Fiscal years ended September 30,
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                                              1994        1993        1992        1991        1990
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
Net Income Before Preferred
    Stock Dividends                         $ 63,825    $ 64,355    $ 58,946    $ 61,763    $ 60,156

Add - Income Taxes                            30,429      32,951      29,051      31,698      32,173
      Fixed Charges (see below)               41,352      37,931      40,347      41,908      40,624
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Earnings                                    $135,606    $135,237    $128,344    $135,369    $132,953
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Fixed Charges:
    Interest on Long-Term Debt              $ 38,029    $ 34,907    $ 36,026    $ 36,863    $ 34,582
    Interest on Interim Loans                    896         596          59          77         143
    Other Interest                             1,738       1,812       3,595       4,252       5,268
    Amortization of Debt Discount
      and Expense                                689         616         667         716         631
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        Total Fixed Charges                 $ 41,352    $ 37,931    $ 40,347    $ 41,908    $ 40,624
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Ratio of Earnings to Fixed Charges              3.28        3.57        3.18        3.23        3.27
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